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                                  EXHIBIT 21.1
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                      LIST OF SUBSIDIARIES OF THE COMPANY

National N-Viro Tech., Inc. (Ohio)
Midwest N-Viro, Inc. (Illinois)
Tennessee-Carolina N-Viro, Inc. (Tennessee)
N-Viro Soil South, Inc. (Florida)
N-Viro Honolulu, Inc. (Hawaii)
Pan-American N-Viro, Inc. (Delaware)
BioCheck Laboratories, Inc.* (Ohio)
American N-Viro Resources, Inc. (Ohio)

*Assets were sold April 1, 1996 but the entity was never dissolved.